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                                                                     Exhibit 4.1
                                                                      (Form S-8)

                        SYBRON INTERNATIONAL CORPORATION

                            ARTICLES OF RESTATEMENT


        The undersigned officers of SYBRON INTERNATIONAL CORPORATION (the "Company"), a Wisconsin corporation with its registered office in Milwaukee County, Wisconsin, hereby certify that:

        1. The Board of Directors of the Company has adopted the Restated Articles of Incorporation (the "Restated Articles") in the form attached hereto as Exhibit A in accordance with Wis. Stat. Section 180.1007.

        2. The Restated Articles do not contain an amendment to the articles of incorporation of the Company requiring shareholder approval.

        3. The Restated Articles supersede the original articles of incorporation, any restated articles of incorporation previously adopted and all amendments to the original and any restated articles of incorporation of the Company.


Executed and seal affixed this 19th day of February, 1998.


(Corporate Seal)                        /s/ Kenneth F. Yontz
                                        _____________________________________
                                        Kenneth F. Yontz, President and Chief
                                        Executive Officer


                                        /s/ R. Jeffrey Harris
                                        _____________________________________
                                        R. Jeffrey Harris, Secretary

This document was drafted by, and the
returned copy should be mailed to:

Kathryn M. Coates
Quarles & Brady
411 E. Wisconsin Avenue
Milwaukee, WI  53202
(414) 277-5000





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                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        SYBRON INTERNATIONAL CORPORATION


        These Restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation and any amendments thereto.

                                   ARTICLE I
                                      NAME

        The name of the corporation is Sybron International Corporation.

                                   ARTICLE II
                          REGISTERED OFFICE AND AGENT

        The address of the initial registered office is 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and the name of its initial registered agent at such address is R. Jeffrey Harris.

                                  ARTICLE III
                                    PURPOSES

        The purposes for which the corporation is organized are to engage in any lawful act or activity within the purposes for which a corporation may be organized under the WBCL.

                                   ARTICLE IV
                                 CAPITAL STOCK

        The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) shares, consisting of Two Hundred Fifty Million (250,000,000) shares of a class designated as "Common Stock" having a par value of $0.01 per share and Twenty Million (20,000,000) shares of a class designated as "Preferred Stock" having a par value of $0.01 per share.

        Common Stock. Subject to the prior rights and preferences of any issued and outstanding shares of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the corporation may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. Subject to any restrictions imposed by the WBCL, each outstanding share of Common Stock is entitled to one vote on each matter voted on at a shareholders' meeting. After payment shall have been made in full to the holders of Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.





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        Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series with distinctive serial designations and may have such voting powers, redemption rights, dividend rights, rights upon dissolution or distribution of assets, conversion or exchange rights, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations and restrictions thereof as shall be provided by resolution of the Board of Directors pursuant to authority of
Section 180.0602(1) of the WBCL (or any successor provision), which authority is hereby granted to and vested in the Board of Directors.

                                   ARTICLE V
                              NO PREEMPTIVE RIGHTS

        No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

                                   ARTICLE VI
                                   EXISTENCE

        The corporation shall have perpetual existence.

                                  ARTICLE VII
                           BOARD OF DIRECTORS; BYLAWS

        All the powers of the corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors, or to make new Bylaws; provided, however, that the Bylaws shall not be adopted, altered, amended or repealed, or new Bylaws made, by the shareholders of the corporation except by the affirmative vote of the holders of at least two-thirds (2/3) of the votes entitled to be cast thereon at any annual or special meeting of shareholders of the corporation.

                                  ARTICLE VIII
                          NUMBER AND TERM OF DIRECTORS

        The number of directors constituting the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation, provided that such number shall be no less than six and no more than nine (plus such number of directors as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time), as determined by the Board of Directors. The directors of the corporation shall be divided into three classes ("Class I," "Class II" and "Class III"), as nearly equal in number as possible, as determined by the Board of Directors. At each annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the


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third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

        Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors creating such class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such terms.

        Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors. Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

                                   ARTICLE IX
                                SHAREHOLDER VOTE

        Notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds (2/3) of the votes entitled to be cast thereon at any annual or special meeting of the shareholders of the corporation shall be required to amend, alter or repeal Articles VII, VIII, IX and X of these Articles of Incorporation.

                                   ARTICLE X
                        SPECIAL MEETINGS OF SHAREHOLDERS

        Special meetings of shareholders of the corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board, or by the Chairman of the Board of Directors, or pursuant to one or more written demands signed by the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, which demand(s) must describe one or more purposes for which the special meeting is to be held.

                                   ARTICLE XI
                                  INCORPORATOR

        The name and address of the incorporator is R. Jeffrey Harris, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202.





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